Exhibit 99.1

ONE LIBERTY PROPERTIES, INC. REPORTS THIRD QUARTER 2013 RESULTS

-  Rental Income Increases 16.8% Over the Third Quarter 2012 -

-  Acquires Eight Properties for $96.9 Million During Third Quarter -

GREAT NECK, New York, November 7, 2013 — One Liberty Properties, Inc. (NYSE: OLP), today announced operating results for the quarter ended September 30, 2013.

Patrick J. Callan, Jr., President and Chief Executive Officer of One Liberty stated “We have continued to execute successfully on our growth plan with the acquisition, since October 1, 2012, of 14 properties that complement our existing portfolio and match our long-term goals.  We grew this quarter’s rental income significantly over the corresponding 2012 quarter as a result of our acquisition activity.  We remain dedicated to identifying and acquiring favorable investment opportunities to drive prudent growth and increase stockholder value in the years to come.”

Operating Results:

Rental income for the third quarter of 2013 increased 16.8% to $13.2 million from $11.3 million for the third quarter of 2012.  The increase is attributable primarily to rental income earned from 14 properties acquired since October 2012.

Total operating expenses for the third quarter of 2013 increased to $6.4 million from $5.1 million for the third quarter of 2012.  The change is due primarily to increased depreciation and amortization, real estate acquisition costs and real estate expenses associated with acquired properties.

Net income attributable to One Liberty for the third quarter of 2013 was $3.21 million or $.20 per diluted share compared to $18.41 million or $1.23 per diluted share for the third quarter of 2012.  Net income for the third quarter of 2012 includes the $15 million net gain, or $1.00 per diluted share, from the sale of a property located on Madison Avenue, in New York City.

Funds from Operations:

Funds from Operations (“FFO”) were $6.3 million in the third quarter of 2013, compared to $6.1 million in the third quarter of 2012.  The increase was negatively impacted by, among other things, acquisition costs primarily related to the eight properties acquired during the current quarter.  FFO per diluted share was $0.40 in the third quarter of 2013 compared to $0.41 in the third quarter of 2012. The per share FFO result for the current period was negatively impacted by an increase in the weighted average number of shares outstanding due to share issuances under One Liberty’s equity incentive, dividend reinvestment and at the market offering programs.  A reconciliation of GAAP amounts to non-GAAP amounts is presented with the financial information included later in this release.

Acquisitions:

As previously reported, during the three months ended September 30, 2013, One Liberty acquired eight properties for an aggregate purchase price of $96.9 million, including mortgage financings aggregating $51.9 million provided to the Company contemporaneously with the closing of three of the acquisitions.

As a result of these acquisitions and an additional acquisition for $4.6 million completed in March 2013, One Liberty’s 2014 contractual rental income is $52.4 million, an increase of $6.6 million, or 14.4%, from 2013 contractual rental income of $45.8 million.  The 2014 and 2013 contractual rental income includes, after abatements, concessions or adjustments, rental income that is payable to One Liberty in 2014 and 2013, respectively, under leases existing at September 30, 2013 and December 31, 2012, respectively.  The 2014 contractual rental income excludes approximately $1.1 million of straight-line rent income, estimated amortization of intangibles of approximately $70,000 and One Liberty’s $1.4 million share of the rental income payable to its unconsolidated joint ventures.  The 2013 contractual rental income excludes approximately $679,000 of straight-line rent income, amortization of approximately $6,000 of intangibles and One Liberty’s $3.1 million share of rental income payable to its unconsolidated joint ventures.

Balance Sheet:

At September 30, 2013, the Company had $18.9 million of cash and cash equivalents, total assets of $569.6 million, total debt of $300.3 million and total equity of $248.9 million.

At November 4, 2013, One Liberty had approximately $15 million of cash and cash equivalents and $20.5 million outstanding on its $75 million credit facility.

Non-GAAP Financial Measures:

One Liberty believes that Funds from Operations (“FFO”) is a widely recognized and appropriate measure of the performance of an equity REIT. One Liberty presents FFO because it considers FFO to be an important supplemental measure of One Liberty’s operating performance. One Liberty believes FFO is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. FFO is intended to exclude generally accepted accounting principles (“GAAP”) historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. As a result, FFO provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities, interest costs and other matters without the inclusion of depreciation and amortization, providing a perspective that may not necessarily be apparent from net income.

One Liberty has determined FFO in accordance with standards established by the National Association of Real Estate Investment Trusts, Inc. (“NAREIT”). FFO is defined by NAREIT as net income (or loss) computed in accordance with GAAP, excluding gains (or losses) from sales of property, plus real estate depreciation and amortization, plus impairment write-downs of depreciable real estate and after adjustments for unconsolidated partnerships and joint ventures. FFO does not represent cash generated from operating activities in accordance with GAAP and is not indicative of cash available to fund cash needs. FFO should not be considered as an alternative to net income as an indicator of operating performance or as an alternative to cash flow as a measure of liquidity. Management believes FFO is of interest to securities analysts, investors and other interested parties and may not be comparable to similarly titled measures as reported by others.

Forward Looking Statement

Certain information contained in this press release, together with other statements and information publicly disseminated by One Liberty Properties, Inc. is forward looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. One Liberty intends such forward looking statements to be covered by the safe harbor provision for forward looking statements contained in the Private Securities Litigation Reform Act of 1995 and include this statement for the purpose of complying with these safe harbor provisions. Information regarding certain important factors that could cause actual outcomes or other events to differ materially from any such forward looking statements appear in the Company's Annual Report on Form 10-K for the year ended December 31, 2012 and in particular “Item 1A. Risk Factors” included therein. You should not rely on forward looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could materially affect actual results, performance or achievements.

About One Liberty

One Liberty is a self-administered and self-managed real estate investment trust incorporated under the laws of Maryland in 1982. The Company owns a geographically diversified portfolio of retail, industrial, flex, office, health and fitness and other properties primarily under long term net leases. Interested parties are urged to review the Form 10-Q to be filed with the Securities and Exchange Commission for the quarter ended September 30, 2013 for further details.  The Form 10-Q can also be linked through the “Investor Relations” section of One Liberty’s website.  For additional information on One Liberty’s operations, activities and properties, please visit its website at www.1liberty.com.

Contact:
One Liberty Properties
Investor Relations
Phone: (516) 466-3100
www.onelibertyproperties.com

ONE LIBERTY PROPERTIES, INC.   (NYSE:  OLP)
(Amounts in Thousands, Except Per Share Data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Revenues:
Rental income, net - Note 1	$13,214	$11,333	$37,542	$33,193

Operating expenses:
Depreciation and amortization	3,019	2,426	8,406	7,179
General and administrative	1,938	1,873	5,841	5,463
Federal excise and state taxes	(7)	38	218	135
Real estate expenses	851	640	2,375	1,939
Leasehold rent	77	77	231	231
Real estate acquisition costs	544	93	822	259
Total operating expenses	6,422	5,147	17,893	15,206

Operating income	6,792	6,186	19,649	17,987

Other income and expenses:
Equity in earnings of unconsolidated joint ventures	122	268	513	1,015
Gain on dispositon of real estate-unconsolidated joint venture	-	-	2,807	-
Gain on sale-unconsolidated joint venture interest	-	-	1,898	-
Other income	10	6	89	230
Interest:
Expense	(3,473)	(3,261)	(9,865)	(9,753)
Amortization of deferred financing costs	(223)	(198)	(662)	(570)
Gain on sale of real estate	-	-	-	319
Income from continuing operations	3,228	3,001	14,429	9,228

Income from discontinued operations	-	369	-	917
Net gain on sale	-	15,050	-	17,254
Income from discontinued operations - Note 2	-	15,419	-	18,171

Net income	3,228	18,420	14,429	27,399
Less net income attributable to non-controlling interests	(17)	(6)	(32)	(13)

Net income attributable to One Liberty Properties, Inc.	$3,211	$18,414	$14,397	$27,386

Per common share attributable to common stockholders- diluted:
Income from continuing operations	$0.20	$0.20	$0.93	$0.62
Income from discontinued operations	-	1.03	-	1.22
	$0.20	$1.23	$0.93	$1.84

Funds from operations - Note 3	$6,259	$6,069	$18,590	$17,934
Funds from operations per common share-diluted - Note 4	$0.40	$0.41	$1.20	$1.21

Weighted average number of common and unvested restricted shares outstanding:
Basic	15,563	14,850	15,346	14,782
Diluted	15,663	14,950	15,446	14,882

Note 1 -
Rental income includes straight line rent accruals and amortization of lease intangibles of $370 and $849 for the three and nine months ended September 30, 2013 and $359 and $1,083 for the three and nine months ended September 30, 2012, respectively.

Note 2 -	Income from discontinued operations includes straight line rent accruals and amortization of lease intangibles of $(14) and $(40) for the three and nine months ended September 30, 2012, respectively.

ONE LIBERTY PROPERTIES, INC.   (NYSE:  OLP)
(Amounts in Thousands, Except Per Share Data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Note 3
Funds from operations is summarized in the following table:
Net income attributable to One Liberty Properties, Inc.	$3,211	$18,414	$14,397	$27,386
Add: depreciation of properties	2,984	2,436	8,305	7,351
Add: our share of depreciation in unconsolidated joint ventures	93	218	423	631
Add: amortization of capitalized leasing expenses	36	29	101	79
Add: our share of amortization of capitalized leasing expenses in unconsolidated joint ventures
Add: federal excise tax	(65)	-	61	-
Deduct: net gain on sales of real estate-unconsolidated joint ventures	-	-	(4,705)	-
Deduct: net gain on sales of real estate	-	(15,050)	-	(17,573)
Funds from operations	$6,259	$6,069	$18,590	$17,934

Note 4
Funds from operations per common share is summarized in the following table:
Net income attributable to One Liberty Properties, Inc.	$0.20	$1.23	$0.93	$1.84
Add: depreciation of properties	0.19	0.17	0.53	0.50
Add: our share of depreciation in unconsolidated joint ventures	0.01	0.02	0.03	0.04
Add: amortization of capitalized leasing expenses	-	-	0.01	0.01
Add: our share of amortization of capitalized leasing expenses in unconsolidated joint ventures
Add: federal excise tax	-	-	-	-
Deduct: net gain on sales of real estate-unconsolidated joint ventures	-	-	(0.30)	-
Deduct: net gain on sales of real estate	-	(1.01)	-	(1.18)
Funds from operations per common share-diluted	$0.40	$0.41	$1.20	$1.21

ONE LIBERTY PROPERTIES, INC.
CONDENSED BALANCE SHEETS
(Amounts in Thousands)

	September 30,	December 31,
ASSETS	2013	2012
Real estate investments, net	$498,355	$410,525
Investment in unconsolidated joint ventures	4,984	19,485
Cash and cash equivalents	18,903	14,577
Unbilled rent receivable	13,380	12,629
Unamortized intangible lease assets	25,432	16,491
Other assets	8,575	7,459
Total assets	$569,629	$481,166

LIABILITIES AND EQUITY
Liabilities:
Mortgages payable	$276,805	$225,971
Line of credit - outstanding	23,500	-
Unamortized intangible lease liabilities	6,416	5,300
Other liabilities	14,001	11,836
Total liabilities	320,722	243,107

Total One Liberty Properties, Inc. stockholders' equity	247,762	237,128
Non-controlling interests in joint ventures	1,145	931
Total equity	248,907	238,059
Total liabilities and equity	$569,629	$481,166